Exhibit 99.2 – Certification of Principal Executive Officer Pursuant to 31 C.F.R. Section 30.15

I, Thomas H. Dorr, certify, based on my knowledge, that:

(i)	The compensation committee of Birmingham Bloomfield Bancshares, Inc., has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the TARP period ended July 28, 2011, senior executive officer (“SEO”) compensation plans and employee compensations plans and the risk these plans pose to Birmingham Bloomfield Bancshares, Inc.;

(ii)	The compensation committee of Birmingham Bloomfield Bancshares, Inc. has identified and limited during any part of the most recently completed TARP period ended July 28, 2011 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Birmingham Bloomfield Bancshares, Inc. and has identified any features of the employee compensation plans that pose risks to Birmingham Bloomfield Bancshares, Inc. and has limited those features to ensure that Birmingham Bloomfield Bancshares, Inc. is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed at least every six months during the any part of the most recently completed TARP period ended July 28, 2011, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Birmingham Bloomfield Bancshares, Inc., to enhance the compensation of an employee and has limited any such features;

(iv)	The compensation committee of Birmingham Bloomfield Bancshares, Inc., will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Birmingham Bloomfield Bancshares, Inc., will provide a narrative description of how it limited during any part of the most recently completed TARP period ended July 28, 2011 the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Birmingham Bloomfield Bancshares, Inc.;

(B)	Employee compensation plans that unnecessarily expose Birmingham Bloomfield Bancshares, Inc., to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Birmingham Bloomfield Bancshares, Inc.,

(vi)	Birmingham Bloomfield Bancshares, Inc., has required that bonus payments to SEOs or any of the next seven most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed TARP period ended July 28, 2011 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Birmingham Bloomfield Bancshares, Inc., has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed TARP period ended July 28, 2011;

(viii)	Birmingham Bloomfield Bancshares, Inc., has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed TARP period ended July 28, 2011;

(ix)	Birmingham Bloomfield Bancshares, Inc., and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed TARP period ended July 28, 2011; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved.

(x)	Birmingham Bloomfield Bancshares, Inc., will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed TARP period ended July 28, 2011;

(xi)	Birmingham Bloomfield Bancshares, Inc., will disclose the amount, nature, and justification for the offering during any part of the most recently completed TARP period ended July 28, 2011, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Birmingham Bloomfield Bancshares, Inc., will disclose whether Birmingham Bloomfield Bancshares, Inc., the board of directors of Birmingham Bloomfield Bancshares, Inc., or the compensation committee of Birmingham Bloomfield Bancshares, Inc., has engaged during any part of the most recently completed TARP period ended July 28, 2011 a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Birmingham Bloomfield Bancshares, Inc., has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next seven most highly compensated employees during any part of the most recently completed TARP period ended July 28, 2011;

(xiv)	Birmingham Bloomfield Bancshares, Inc., has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Birmingham Bloomfield Bancshares, Inc., and Treasury, including any amendments;

(xv)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

Date: March 30, 2012

/s/ Thomas H. Dorr
Thomas H. Dorr
Chief Financial Officer